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                             USA TECHNOLOGIES, INC.
                                200 PLANT AVENUE
                            WAYNE, PENNSYLVANIA 19087



                                 August 6, 1999



Mr. Stephen P. Herbert
536 West Beach Tree Lane
Strafford, Pennsylvania 19087


Dear Steve:

         This is to acknowledge and confirm our agreement that in lieu of the next $50,000 of salary due to you from the Company, you will be issued an aggregate of 25,000 shares of Common Stock, all as more fully described below.

         The Company shall issue to you in your individual name, a total of 25,000 shares of fully vested, nonassessable, free trading Common Stock of the Company. Upon the effective date of the registration statement described below, the Company shall issue such stock to you.

         Promptly after the date of this agreement, the Company will cause a registration statement on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering 25,000 shares of Common Stock of the Company issuable to you pursuant hereto.

         As you are currently an affiliate of the Company, you hereby acknowledge your obligations under Rule 144 promulgated under the Securities Act of 1933, as amended, in connection with any sale of the shares. In addition, in order to avoid any violation of the insider trading laws, or to avoid any appearance of any violation thereof, as long as you are an affiliate of the Company, you agree to notify me, or the appropriate compliance officer of the Company, before you sell any of these shares.


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         Except as specifically set forth herein, all of the terms and conditions of your presently existing employment agreement with the Company shall remain in full force and effect.

         Please indicate your acceptance of the terms of this agreement by signing below where indicated and returning it to me.


                                               USA TECHNOLOGIES, INC.


                                      By:      /s/ George R. Jensen, Jr.
                                               ----------------------------
                                               George R. Jensen, Jr.
                                               Chief Executive Officer

ACCEPTED:


/s/ Stephen P. Herbert
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STEPHEN P. HERBERT

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